Exhibit 10.18

POLICY FOR PROVIDING SEVERANCE PAYMENTS TO EXECUTIVES

1. POLICY

It is the policy of the Company to provide certain severance payments and insurance benefits to Executives whose employment with the Company is terminated under certain conditions.

2. PARTICIPATION

An Executive who incurs a Termination of Employment by the Company without Cause (or for the then-current Chief Executive Officer, by the Company without Cause or by the Executive for Good Reason), will qualify for Severance Benefits under this Policy.

3. SEVERANCE BENEFITS

In the event of an Executive’s Termination of Employment by the Company without Cause, the Executive shall be entitled to receive the compensation and benefits described in this Section 3.

3.1 Accrued Obligations. The Executive shall be entitled to receive any accrued but unpaid annual base salary, unreimbursed business expenses incurred in accordance with the Company Group’s policies, or other amounts earned or accrued through the Executive’s Termination of Employment under the Company Group’s applicable health, welfare, retirement, or other similar fringe benefit programs as required by their terms or by applicable law (the rights to such payments, the “Accrued Obligations”). For purposes of this Section 3.1, an Executive shall have the right to receive an annual cash bonus with respect to the year prior to the year in which the Executive’s Termination of Employment occurs if such bonus has been “earned,” as determined by the Committee in its sole discretion, and is as yet unpaid. The Accrued Obligations shall be payable on their respective scheduled payment dates in accordance with their terms.

3.2 Severance Benefits. Provided that the Executive executes the Release prior to the applicable Release Deadline and such Release then becomes effective and irrevocable in accordance with its terms, subject to Section 7, and subject to the Executive’s compliance with Section 4 below, the Executive shall be entitled to receive the following severance payments and benefits (the “Severance Benefits”):

(a) Cash Severance. The Company shall pay the Executive an aggregate amount equal to the product of (i) the Executive’s Severance Multiplier and (ii) the Executive’s Base Salary, payable in equal installments in accordance with the Company’s regular pay practices during the applicable Severance Period (subject to Section 7.6).

(b) Prorated Bonus. The Company shall pay the Executive an amount equal to the product of (i) the cash bonus with respect to the Company’s year in which the Executive’s Termination of Employment occurs, calculated based on actual achievement of any applicable company performance goals or objectives and any applicable individual performance goals or objectives at the end of the applicable bonus measurement period, and (ii) a fraction, the numerator of which is the number of days that the Executive was actively employed by the Company in such year, and the denominator of which is 365, in a lump-sum payment in the calendar year following the calendar year of such Termination of Employment (the “Prorated Bonus”), on the later of (i) the 61st day following the date of such Termination of Employment and (ii) the date payments under such plan are made with respect to such year to Executives who remain actively employed by the Company or any of its affiliates throughout the remainder of such year; provided that such Prorated Bonus shall be paid in the year following the year in which the Prorated Bonus was earned.

(c) COBRA Premiums. If the Executive timely and properly elects continuation coverage under the Company’s group health plans (other than its health care flexible spending account) pursuant to COBRA, then the Company shall directly pay or, at its election, reimburse the Executive for the Company-paid portion of COBRA premiums for the Executive and the Executive’s covered eligible dependents (at the same benefit levels in effect on the Executive’s Termination of Employment as if the Executive had remained an active employee) (the “Benefits Continuation”) for the period commencing on such Termination of Employment and ending on the earliest of (i) the number of months thereafter equal to the Severance Period, (ii) the date such Executive is no longer eligible for COBRA continuation coverage, and (iii) the date on which the Executive becomes eligible to receive group health plan coverage from another employer (such period, the “Benefits Continuation Period”). The Executive must notify the Company promptly upon becoming eligible to receive group health plan coverage by means of subsequent employment. Notwithstanding the foregoing, (i) if any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the period of continuation coverage to be, exempt from the application of Section 409A of the Code (“Section 409A”) under Treasury Regulation Section 1.409A-1(a)(5), or (ii) the Company is otherwise unable to continue to cover the Executive under its group health plans without penalty under applicable law (including without limitation, Section 2716 of the Public Health Service Act), then, in either case, an amount equal to each remaining Company reimbursement shall thereafter be paid to the Executive in substantially equal monthly installments over the Benefits Continuation Period (or the remaining portion thereof).

(d) Treatment of Equity Awards. Any Equity Awards that are outstanding as of the Executive’s Termination of Employment shall be governed by the terms and conditions set forth in the applicable award agreements unless otherwise provided for in any other written agreement between the Executive and the Company Group or otherwise determined by the Committee in its discretion in connection with such Termination of Employment.

In the event of an Executive’s Termination of Employment for any reason other by the Company without Cause, the Executive shall not be entitled to any severance compensation or benefits hereunder.

4. RESTRICTIVE COVENANTS

4.1  As an express condition to participation in this Policy, each Executive acknowledges and agrees that such Executive shall continue to be bound by any confidentiality, return of property, non-competition, non-solicitation, non-disparagement, or intellectual property covenant that runs in favor of any member of the Company Group and by which such Executive is bound, the terms of which are incorporated herein by reference (collectively, “Restrictive

Covenants”). Notwithstanding any provision of this Policy to the contrary, if an Executive violates any of his or her Restrictive Covenants, then the Company (and its applicable affiliates) shall be relieved of all obligations to provide or make available any further payments or benefits to the Executive pursuant to this Policy, and the Company may require the Executive to repay or forfeit to the Company (on a pre-tax or after-tax basis) any such payments or benefits that the Executive was previously provided by the Company or any of its affiliates.

5. ADMINISTRATION

This Policy is administered by the Committee. The Committee, from time to time, may also appoint such individuals to act as the Committee’s representatives as the Committee considers necessary or desirable for the effective administration of the Policy. If the Committee is required to exercise its powers with respect to an issue that affects only one of the Committee members, then such member shall recuse themselves and be replaced by the Company’s Chief Executive Officer. The Committee, from time to time, may adopt such rules and regulations as may be necessary or desirable for the proper and efficient administration of the Policy and as are consistent with the terms of the Policy.

In administering the Policy, the Committee (and its appointed representative) shall have the sole and absolute discretionary authority to construe and interpret the provisions of the Policy (and any related or underlying documents or policies), to interpret applicable law, and make factual determinations thereunder, including the authority to determine the eligibility of employees and the amount of benefits payable under the Policy. Any interpretation of this Policy and any decision on any matter within the discretion of the Committee made by the Committee in good faith is binding on all persons. Notwithstanding the discretion granted to the Committee, if its decision is challenged in a legal proceeding, the Committee’s interpretations and determinations will be reviewed under a preponderance of the evidence standard.

If, due to errors in drafting, any Policy provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Committee in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Committee in a fashion consistent with its intent, as determined in the sole and absolute discretion of the Committee. This Section may not be invoked by any employee, the Executive or other person to require this Policy to be interpreted in a manner inconsistent with its interpretation by the Committee.

6. TERMINATION AND AMENDMENT OF POLICY

The Policy may be terminated or amended by the Board or the Committee, in its sole discretion; provided, however, that, notwithstanding the foregoing, no termination or amendment of the Policy will affect any rights or obligations to provide payments or benefits due or payable hereunder prior to such termination or amendment; provided, further, that the Policy may not be amended at any time to substantially reduce payments or benefits due or payable hereunder to any Executive subject to the Policy at the time of the adoption of the Policy without such Executive’s prior consent; and provided, further, that, notwithstanding the foregoing, any termination of the Policy or any amendment that reduces the payments or benefits due or payable under the Policy shall become effective upon the first anniversary of the date of the approval or adoption by the Board or Committee (as applicable) of such termination or amendment of the Policy.

7. SECTION 409A

7.1  General. The payments and benefits under the Policy are intended to comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, the Policy shall be interpreted to be in compliance with or exempt from Section 409A. If the Company determines that any particular provision of the Policy would cause an Executive to incur any tax or interest under Section 409A, the Company may, but is not obligated to, take commercially reasonable efforts to reform such provision to the minimum extent reasonably appropriate to comply with or be exempt from Section 409A; provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision of the Policy is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executives and the Company of the applicable provision without resulting in the imposition of a tax under Section 409A. Notwithstanding the foregoing, this Section 7.1 does not create an obligation on the part of the Company to make any such modification or take any other action, and the Company does not guarantee or accept any liability for any tax consequences to the Executives under the Policy.

7.2  Specified Employee. Notwithstanding anything to the contrary in the Policy, if the Company determines at the time of an Executive’s Separation from Service that the Executive is a “specified employee” for purposes of Section 409A, then, to the extent delayed commencement of any portion of the benefits to which an Executive is entitled under the Policy is required to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s benefits shall not be provided to the Executive before the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive’s Separation from Service with the Company or (ii) the date of the Executive’s death. On the first business day following the expiration of the applicable delay, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to the Executive (or the Executive’s estate or beneficiaries), and any remaining payments due to the Executive under the Policy shall be paid as otherwise provided herein.

7.3  Separation from Service. Notwithstanding anything to the contrary in the Policy, any compensation or benefit payable under the Policy that constitutes “nonqualified deferred compensation” under Section 409A and is designated under the Policy as payable upon an Executive’s termination of employment with the Company shall be payable only upon the Executive’s Separation from Service with the Company.

7.4  Expense Reimbursements. To the extent that any reimbursements payable under the Policy are subject to Section 409A, any such reimbursements shall be paid to the Executive no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and an Executive’s right to reimbursement under the Policy will not be subject to liquidation or exchange for another benefit.

7.5  Installments. For purposes of applying the provisions of Section 409A to the Policy, each separately identified amount to which an Executive is entitled under the Policy shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, the right to receive any installment payments under the Policy shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Treasury Regulation Section 1.409A-2(b)(2)(iii). Whenever a payment under the Policy specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

7.6  Release. Notwithstanding anything to the contrary in the Policy, to the extent that any payments due under the Policy as a result of an Executive’s Termination of Employment are subject to the Executive’s execution of a Release, (a) no such payments shall be made unless and until such Release has been so executed and has become effective and irrevocable, and (b) any payments delayed pursuant to Section 7.6(a) shall be paid in lump sum on the first payroll date following the Release becoming effective and irrevocable; provided that, in any case where the Executive’s Termination of Employment and the Release Deadline fall in two (2) separate taxable years, any payments required to be made to the Executive that are conditioned on the Release and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year.

8. MISCELLANEOUS PROVISIONS

8.1  Unfunded Obligation. Any amounts payable to Executives pursuant to the Policy are unfunded obligations. The Company shall not be required to segregate any monies from its general funds, or to create any trusts, or establish any special accounts with respect to such obligations. The Company shall retain at all times beneficial ownership of any investments, including trust investments, which the Company may make to fulfill its payment obligations hereunder. Any investments or the creation or maintenance of any trust or any Executive account shall not create or constitute a trust or fiduciary relationship between the Board or the Company and an Executive, or otherwise create any vested or beneficial interest in any Executive or the Executive’s creditors in any assets of the Company

8.2 Choice of Law. The internal laws of the state of Delaware without regard to any conflict of laws provisions shall be controlling in all matters relating to this Policy.

8.3  Tax Withholding. All payments made pursuant to this Policy will be subject to withholding of applicable income and employment taxes. However, whether cash severance amounts are eligible compensation under the Company’s benefit plans will be determined by the terms of such plans.

APPENDIX A

DEFINITIONS

(a)  “Base Salary” means the Executive’s annual base salary rate in effect immediately prior to the Executive’s Termination of Employment.

(b) “Cause” has the meaning provided therefor in a written employment agreement between the Executive and any member of the Company Group in effect at the applicable time, if any, or, if the Executive is not at the time party to an effective employment agreement with a “Cause” definition, then “Cause” means any of the following: (i) the Executive’s repeated and willful failure to perform the Executive’s material duties, after written notice of such performance has been given to the Executive with 30 days to cure such nonperformance (other than due to the Executive’s disability); (ii) the Executive’s willful failure to comply with any valid and legal directive of his or her supervisor or the Board; (iii) use of illegal drugs by the Executive; (iv) the Executive’s commission of, conviction of, or entry of a plea by the Executive of guilty or nolo contendere to a felony, a crime of moral turpitude or a misdemeanor involving fraud or dishonesty (for avoidance of doubt, a single driving while intoxicated (or other similar) charge shall not be considered a felony or crime of moral turpitude); (v) the Executive’s perpetration of any act of fraud or material dishonesty against or affecting any member of the Company Group, or any customer, agent or employee thereof; (vi) the Executive’s material breach of fiduciary duty or material breach of any written agreement between the Executive and any member of the Company Group, after written notice of such breach has been given to the Executive and, to the extent such breach is curable, the Executive has had 30 days to cure such breach; (vii) the Executive’s repeated insolent or abusive conduct in the workplace, including but not limited to, harassment of others of a racial or sexual nature after notice of such behavior, or if the Executive has engaged in behavior that is in material violation of the Company’s code of conduct or other Company policy as determined by the Company in good faith based on the Company’s internal process for receiving and reviewing allegations of misconduct (including, where appropriate, through an outside investigator); (viii) the Executive’s taking of any action which is intended to harm or disparage any member of the Company Group, or their reputations, or which would reasonably be expected to lead to unwanted or unfavorable publicity to any member of the Company Group; or (ix) the Executive’s engagement in any act of material self-dealing without prior notice to and consent by the Board.

(c)  “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the regulations promulgated thereunder.

(d) “Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto and any applicable regulations (including proposed or temporary regulations) and other Internal Revenue Service guidance promulgated thereunder.

(e) “Committee” means the committee whose members are the Company’s Chief People Officer and the Company’s Senior Director of HR and Legal; provided that, if any Committee member must recuse himself or herself with respect to a claim, the Company’s Chief Executive Officer shall serve as the alternate member.

(f) “Company” means KinderCare Learning Companies, Inc., and, following a Change in Control (as defined in the Company’s 2022 Incentive Award Plan), a Successor that agrees to assume all of the terms and provisions of this Policy or a Successor which otherwise becomes bound by operation of law to this Policy.

(g) “Company Group” means the group consisting of the Company and each present or future parent and subsidiary corporation or other business entity thereof.

(h)  “Executive” means an individual serving in a role as Vice President or above of the Company, or other individuals so designated by the Compensation Committee of the Board of Directors of the Company (the “Board”) for purposes of this Policy.

(i) “Equity Award” means a Company equity-based award granted under any equity-based incentive plan of the Company, including, but not limited to, the Company’s 2022 Incentive Award Plan, as may be amended from time to time.

(j) “Good Reason” means the occurrence of any of the following conditions without the Executive’s consent unless the Company fully corrects the circumstances constituting Good Reason on or prior to the applicable cure period noted below:

(1) a material diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose any isolated, insubstantial or inadvertent actions not taken in bad faith and which are remedied by the Company promptly after receipt of notice thereof given by the Executive; or

(2) a material reduction in the Executive’s base salary, as the same may be increased from time to time (other than in connection with across-the-board base salary reductions of all or substantially all similarly situated employees of the Company);

(3) a material reduction in the Executive’s target bonus; or

(4) a material change in the geographic location of the Executive’s principal location as of the date hereof, which shall, in any event, include only a relocation of more than fifty (50) miles from such principal location.

Notwithstanding the foregoing, the Executive will not be deemed to have resigned for Good Reason unless (i) the Executive provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by the Executive to constitute Good Reason within thirty (30) days after the date of the occurrence of any event that the Executive knows or should reasonably have known to constitute Good Reason, (ii) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (iii) the effective date of the Executive’s termination for Good Reason occurs no later than thirty (30) days after the expiration of the Company’s cure period.

(k) “Policy” means this Policy For Providing Severance Payments To Executives, as may be amended from time to time.

(l) “Release” means a general release of all known and unknown claims against the Company and its affiliates and their stockholders, directors, officers, employees, agents, successors and assigns in the Company’s then-applicable form (which, for the avoidance of doubt, will not contain any restrictive covenants that are in excess of those to which the applicable Executive was subject as of his or her Termination of Employment).

(m) “Release Deadline” means the date which is twenty-one (21) days following the Executive’s Termination of Employment (or forty-five (45) days if necessary to comply with applicable law).

(n) “Separation from Service” means a “separation from service” as defined in Section 409A.

(o) “Severance Multiplier” means, (i) with respect to an Executive who is a Vice President, 0.5x (one-half times), (ii) with respect to an Executive who is a Senior Vice President, 1.0x (one times), or (iii) with respect to an Executive who is the Chief Executive Officer, 1.5x (one and one-half times).

(p) “Severance Period” means (i) with respect to an Executive who is a Vice President, the period beginning on the date of the Termination of Employment and ending on the six-month anniversary thereof, (ii) with respect to an Executive who is a Senior Vice President, the period beginning on the date of the Termination of Employment and ending on the twelve-month anniversary thereof, or (iii) with respect to an Executive who is the Chief Executive Officer, the period beginning on the date of the Termination of Employment and ending on the eighteen-month anniversary thereof.

(q) “Specified Employee” means a specified employee of the Company as defined in Section 409A.

(r) “Successor” means any successor in interest to substantially all of the business and/or assets of the Company.

(s) “Termination of Employment” means the termination of the applicable Executive’s employment with, or performance of services for, the Company Group.